UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 1, 2006

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-9800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On September 1, 2006, Rainmaker Systems, Inc., a Delaware corporation (“Rainmaker”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with ViewCentral, Inc., a California corporation (“ViewCentral”), certain shareholders of ViewCentral and Dan Tompkins, as representative of such shareholders. The Purchase Agreement is expected to close by no later than September 30, 2006, subject to the satisfaction of closing conditions. There are no material relationships between Rainmaker or any of its affiliates and any of the parties to the Purchase Agreement, other than in respect of such agreement itself.

Under the terms of the Purchase Agreement, Rainmaker will issue $4,255,000 in shares of common stock, and will assume certain liabilities of ViewCentral under its customer contracts, purchase orders and office lease, in exchange for substantially all of ViewCentral’s assets. Rainmaker has also extended offers of employment to certain employees of ViewCentral, conditioned on the closing of the Purchase Agreement.

Rainmaker has agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the actual closing date of the Purchase Agreement for the shares to be issued in conjunction with the purchase. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 50% of such shares will be available for public sale commencing 181 days after the closing and the remaining 50% of such shares will be available for public sale commencing 366 days from the closing. In addition, approximately 20% of the shares of the common stock consideration will be placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

On September 6, 2006, Rainmaker issued a press release reporting its entry into the aforementioned Purchase Agreement. A copy of Rainmaker’s press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued September 6, 2006 announcing the Asset Purchase Agreement by and among Rainmaker Systems, Inc., ViewCentral, Inc., certain shareholders of ViewCentral and Dan Tompkins, as representative.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

September 6, 2006	/s/ Steve Valenzuela
Date	(Signature)

By: Steve Valenzuela
Title: Chief Financial Officer